UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 15, 2026

Date of Report (Date of earliest event reported)

RIBBON COMMUNICATIONS INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38267	82-1669692
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6500 Chase Oaks Blvd., Suite 100, Plano, TX 75023

(Address of Principal Executive Offices) (Zip Code)

(978) 614-8100

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001	RBBN	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective April 15, 2026, the Board of Directors (the “Board”) of Ribbon Communications Inc. (the “Company”) elected to increase the size of the Board to nine members and appointed Louis Silver to serve as a member of the Board until the Company’s 2026 Annual Meeting of Stockholders. It is expected that Mr. Silver will be appointed to one or more of the standing committees of the Board when the Board next meets in May 2026.

Mr. Silver (age 72), currently serves as a corporate advisor and Managing Director for Alba Capital S.A. and Wicklow Corp., private holding and investment companies. From 2005 to 2015, Mr. Silver was a Principal at RP Capital UK Ltd., a multi-asset fund focused on liquid and illiquid investments in Eastern Europe, the Middle East and Africa. Mr. Silver has over 25 years’ experience serving on boards at multiple private and public companies focused primarily on technology investment. He currently serves on the Board of Directors of Ceva, Inc., a Nasdaq-listed company, where he is Chairman of the Audit Committee and a member of the Compensation Committee.

The Board believes Mr. Silver is qualified to serve on the Board based on his extensive background in strategic and investment advisory services, his legal and regulatory compliance experience, as well as his experience serving as a director of numerous private and public companies, including many in the technology space.

Mr. Silver was appointed to the Board by the Swarth Stockholders (defined below) pursuant to the Company’s First Amended and Restated Stockholders Agreement dated March 3, 2020 with JPMC Heritage Parent LLC (“JPMC”), Heritage PE (OEP) III, L.P. (together with JPMC, entities affiliated with the Company’s largest stockholder, JPMorgan Chase & Co. (collectively with any successor entities, the “JPM Stockholders”)), and ECI Holding (Hungary) Kft. (as succeeded to by Swarth Investments Ltd., the “Swarth Stockholders”) There are no family relationships between Mr. Silver and any other director or executive officer of the Company and there have been no transactions between Mr. Silver and the Company in the last fiscal year, and none are currently proposed, that would require disclosure under Item 404(a) of Regulation S-K.

In connection with his election as a director, Mr. Silver is entitled to receive an annual retainer of $60,000 consistent with the Company’s Non-employee Director Compensation Plan (the “Director Compensation Plan”). The retainer is payable quarterly and pro-rated for the partial year of service. In addition, Mr. Silver is entitled to receive restricted share units (consistent with the Director Compensation Plan), which, subject to his continued service, will vest on the earlier of (i) the first anniversary of the grant date of the award and (ii) the next annual shareholders meeting of the Company which is at least 50 weeks after the immediately preceding year's annual stockholders meeting. The number of shares eligible to be received upon the vesting of the restricted share units will have a value (based on the closing price of the Company’s common stock on the date of grant) equal to $170,000 pro-rated for the portion of the year that has elapsed since the Company’s 2025 Annual Meeting of Stockholders. In addition, Mr. Silver will receive additional annual retainers for his expected service on one or more standing committees of the Board when appointed. In accordance with the Company’s customary practice, the Company also expects to enter into its standard form of indemnification agreement with Mr. Silver, which agreement is filed as Exhibit 10.5 to the Company’s Annual Report on Form 10-K filed with the SEC on March 8, 2018.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release of Ribbon Communications Inc., dated April 15, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 15, 2026	Ribbon Communications Inc.

	By:	/s/ Patrick Macken
		Name:	Patrick W. Macken
		Title:	Executive Vice President, Chief Legal Officer and Secretary